                                     Registration No. 333-______
      As filed with the Securities and Exchange Commission on
                        July 14, 1999
----------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549
             ---------------------------------------
                           FORM S-8
                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933
             ---------------------------------------

                 UNITED TENNESSEE BANKSHARES, INC.
    ------------------------------------------------------
    (Exact Name of Registrant as Specified in Its Charter)

              TENNESSEE                           62-1710108
    -------------------------------          -------------------
    (State or Other Jurisdiction of          (I.R.S. Employer
    Incorporation or Organization)           Identification No.)

                         344 W. BROADWAY
                 NEWPORT, TENNESSEE  37821-0247
              ---------------------------------------
              (Address of Principal Executive Offices)

   UNITED TENNESSEE BANKSHARES, INC. MANAGEMENT RECOGNITION PLAN
     UNITED TENNESSEE BANKSHARES, INC. 1999 STOCK OPTION PLAN
----------------------------------------------------------------
                    (Full Title of the Plans)

                  RICHARD G. HARWOOD, PRESIDENT
                UNITED TENNESSEE BANKSHARES, INC.
                         344 W. BROADWAY
                 NEWPORT, TENNESSEE  37821-0247
              -------------------------------------
              (Name and Address of Agent For Service)

                        (423) 623-6088
----------------------------------------------------------------
 (Telephone Number, Including Area Code, of Agent For Service)

                          COPIES TO:
                  JAMES C. STEWART, ESQUIRE
                  DANIEL L. HOGANS, ESQUIRE
              HOUSLEY KANTARIAN & BRONSTEIN, P.C.
                1220 19th STREET N.W., SUITE 700
                   WASHINGTON, D.C.  20036
                        (202) 822-9611

                       CALCULATION OF REGISTRATION FEE

==============================================================================
Title Of Securities       Amount       Proposed Maximum      Proposed Maximum      Amount Of
     To Be                 To Be        Offering Price      Aggregate Offering   Registration
  Registered            Registered        Per Share               Price              Fee
-------------------------------------------------------------------------------------------------
  Common Stock,
   no par value         203,665 (1)          (2)                $2,317,684.91 (2)    $644.32
=================================================================================================

(1)  Maximum number of shares issuable under the United Tennessee Bankshares, Inc. Management
     Recognition Plan (58,190 shares) and the United Tennessee Bankshares, Inc. 1999 Stock Option
     Plan (145,475 shares), as such amounts may be increased in accordance with said plans in the event of a merger, consolidation, recapitalization or similar event involving the
     Registrant.
(2)  Under Rule 457(h) the registration fee may be calculated, inter alia, based upon the exercise price ($11.28125)for shares covered by outstanding options (132,237) and for the remaining shares (71,428) based on the average of the bid and ask price of the common stock of the Registrant as reported on the Nasdaq SmallCapSMMarket on July 13, 1999 of
     $11.5625 per share ($2,317,684.91 in the aggregate).

                            PART I

             INFORMATION REQUIRED IN THE SECTION
                       10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
------

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
------   INFORMATION*

         *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the United Tennessee Bankshares, Inc. Management Recognition Plan and the United Tennessee Bankshares, Inc. 1999 Stock Option Plan (together, the "Plans") in accordance with Rule 428(b)(1). In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registra-tion Statement or as prospectuses or prospectus supplements.

                           PART II

      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------

         United Tennessee Bankshares, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, accor-dingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and infor-mation statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission's Web site is "http://www.sec.gov".

         The following documents are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (Commission File No.
0-23551).

         (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 (Commission File No. 0-23551).

         (c)  The Company's Current Reports on Form 8-K filed
January 26, 1999, May 4, 1999 and June 15, 1999. (Commission
File No. 0-23551).

         (d) The description of the Company's securities contained in the Company's Registration Statement on Form 8-A filed December 27, 1997 (Commission File No. 0-23551).

         ALL DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY PURSUANT TO SECTIONS 13(a), 13(c), 14, AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AFTER THE DATE HEREOF AND PRIOR TO THE TERMINATION OF THE OFFERING OF THE SHARES OF COMMON STOCK, NO PAR VALUE ("COMMON STOCK") SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT, AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.
                              1

ITEM 4.  DESCRIPTION OF SECURITIES
------

         Not applicable, as the Common Stock is registered under
Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
------

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------

         Directors, officers and employees of the Company and/or the Bank may be entitled to benefit from the indemnification provisions contained in the Tennessee Business Corporation Act (the "TBCA"), the Company's Charter and federal regulations applicable to the Bank. Sections 48-18-501 through 48-18-508 of the TBCA set forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities.

TENNESSEE BUSINESS CORPORATION ACT

         48-18-501     DEFINITIONS. -- In this part:

         (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction;

         (2) "Director" means an individual who is or was a director of a corporation, including individuals acting pursuant to Section 48-18-101, or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director;

         (3)  "Expenses" includes counsel fees;

         (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

         (5)  "Official capacity" means:

         (A) When used with respect to a director, the office of director in a corporation; and

         (B) When used with respect to an individual other than a director, as contemplated in Section 48-18-507, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partner-ship, joint venture, trust, employee benefit plan, or other enterprise;

         (6) "Party" includes an individual who was, is , or is threatened to be made a named defendant or respondent in a proceeding; and
         (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

    48-18-502     AUTHORITY TO INDEMNIFY. -- (a)  Except as
provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

         (1)  He conducted himself in good faith; and

         (2)  He reasonably believed:

         (A) In the case of conduct in his official capacity with the corporation, that his conduct was in its best interest;
and

         (B) In all other cases, that his conduct was at least not opposed to its best interests; and

         (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subdivision
(a)(2)(B).

         (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (d) A corporation may not indemnify a director under this section:

         (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

         (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         48-18-503     MANDATORY INDEMNIFICATION. -- Unless
limited by its charter, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

         48-18-504     ADVANCE FOR EXPENSES. -- (a)  A
corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

         (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 48-18-502;

         (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he is not entitled to indemnification; and

         (3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this part.


         (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

         (c) Determinations and authorizations of payments under this section shall be made in the manner specified in
Section 48-18-506.

         48-18-505     COURT ORDERED INDEMNIFICATION. -- Unless
a corporation's charter provides otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines:

         (1) The director is entitled to mandatory indemnifi-cation under Section 48-18-503, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

         (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in
Section 48-18-502 or was adjudged liable as described in Section 48-18-502(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

         48-18-506     DETERMINATION AND AUTHORIZATION OF
INDEMNIFICATION. -- (a) A corporation may not indemnify a director under Section 48-18-502 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 48-18-502.

         (b)  The determination shall be made:

         (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

         (2)  If a quorum cannot be obtained under subdivision
(1), by majority vote of a committee duly designated by the board of director (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding;

         (3)  By independent special legal counsel:

         (A) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

         (B) If a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

         (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         (c) Authorization of the indemnification and evalua-tion as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision (b)(3) to select counsel.

         48-18-507     INDEMNIFICATION OF OFFICERS, EMPLOYEES,
AND AGENTS. -- Unless a corporation's charter provides otherwise:

         (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Section
48-18-503, and is entitled to apply for court-ordered indemnification under Section 48-18-505, in each case to the same extent as a director;

         (2) The corporation may indemnify and advance expenses under this part to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and

         (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

         48-18-508     INSURANCE. -- A corporation may purchase
and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 48-18-502 or Section 48-18-503.

         CHARTER OF THE COMPANY

         Article XIII of the Company's Charter sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities.

ARTICLE XIII - INDEMNIFICATION

         (A) Except as provided in Section (B) of this Article, the Corporation shall indemnify a director who is made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative ("proceeding"), because he is or was a director against liability incurred in such proceeding if (1) he conducted himself in good faith; (2) he reasonably believed, (a) in the case of conduct in his official capacity with the Corporation, that his conduct was in the Corporation's best interest and, (b) in all other cases, that his conduct was at least not opposed to its best interests; and, (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         The Corporation shall further indemnify any director and any officer who is not a director who was wholly successful, on the merits or otherwise, in the defense of any proceedings to which he was a party because he is or was a director of the Corporation against reasonable expenses incurred by him in connection with the proceeding.

         (B) The Corporation shall not indemnify a director in connection with a proceeding by or in the right of the Corporation in which the director was adjudged liable to the Corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         (C) The Corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if
(1) the director furnishes the Corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in Section (A) of this Article; (2) he provides the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he is not entitled to indemnification; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this
Article XIII.

         (D) The Corporation may not indemnify a director hereunder unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard set forth in Section (A) of this Article XIII. The determination shall be made:

              (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

              (2)  If a quorum cannot be obtained under
         Subsection (1) of this Section, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

              (3)  By independent special legal counsel;

                  (a) Selected by the board of directors or its committee in the manner prescribed in Subsections
              (1)or (2) of this Section;

                  (b)  If a quorum of the board of directors
              cannot be obtained under Subsection (1) of this Section and a committee cannot be designated under Subsection (2) of this Section, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

              (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         (E) Authorization of indemnification and evaluation that indemnification is permissible shall be made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under Subsection (3) of this Section to select counsel.

         (F) The Corporation may indemnify and advance expenses to an officer, employee or agent of the Corporation who is not a director to the same extent as a director hereunder.

         (G) The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation, or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify him against the same liability hereunder.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------

         Not Applicable.

ITEM 8.  EXHIBITS
------

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS
------

         The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

                   (i)  To include any prospectus required by
              Section 10(a)(3) of the Securities Act of 1933;

                   (ii)  To reflect in the prospectus any facts
              or events which, individually or together,
              represent a fundamental change in the information
              set forth in the registration statement.   Not-
              withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any devia-tion from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii)  To include any additional or changed
              material information on to the plan of distri-bution; provided, however, that paragraphs
              (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment is incorporated by reference from the periodic reports filed by the small business issuer under the Securities Exchange Act of 1934.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                            SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Newport, State of Tennessee, on July 12, 1999.


                      UNITED TENNESSEE BANKSHARES, INC.


                       By: /s/ Richard G. Harwood
                           -------------------------------------
                           Richard G. Harwood
                           President and Chief Executive Officer
                           (Duly Authorized Representative)


                       POWER OF ATTORNEY

         We, the undersigned Directors of United Tennessee Bankshares, Inc., hereby severally constitute and appoint Richard G. Harwood, who may act, with full power of substi-tution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Richard G. Harwood, who may act, may deem necessary or advisable to enable United Tennessee Bankshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of United Tennessee Bankshares, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Richard G. Harwood shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signatures                              Title                                  Date
     ----------                              -----                                  ----
/s/ Richard G. Harwood              President and Chief Executive              July 12, 1999
---------------------------       Officer, Director and Principal
Richard G. Harwood           Executive, Financial and Accounting Officer


/s/ J. William Myers                   Chairman of the Board                   July 12, 1999
---------------------------               of Directors
J. William Myers

/s/ Tommy C. Bible                            Director                         July 12, 1999
---------------------------
Tommy C. Bible

/s/ Clyde E. Driskill, Jr.                    Director                         July 12, 1999
---------------------------
Clyde E. Driskill, Jr.

/s/ William B. Henry                          Director                         July 12, 1999
---------------------------
William B. Henry

/s/ Ben W. Hooper, III                        Director                         July 12, 1999
 ---------------------------
Ben W. Hooper, III


                                              Director
---------------------------
Robert L. Overholt

/s/ Robert D. Self                            Director                         July 12, 1999
---------------------------
Robert D. Self


                          INDEX TO EXHIBITS


  Exhibit         Description
 ---------        -----------

   5.1            Opinion of Housley Kantarian & Bronstein, P.C.
                  as to the validity of the Common Stock being registered

   23.1           Consent of Housley Kantarian & Bronstein, P.C.
                  (appears in their opinion filed as Exhibit
                  5.1)

   23.2           Consent of Pugh & Company, P.C.

   24 Power of Attorney (contained in the signature page to this registration statement)

   99.1           United Tennessee Bankshares, Inc. Management
                  Recognition Plan and associated trust
                  agreement

   99.2           United Tennessee Bankshares, Inc. 1999 Stock
                  Option Plan

   99.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Incentive
                  Stock Options granted under the United
                  Tennessee Bankshares, Inc. 1999 Stock
                  Option Plan

   99.4 Form of Stock Option Agreement to be entered into with Optionees with respect to Non-Incentive Stock Options granted under the United Tennessee Bankshares, Inc. 1999
                  Stock Option Plan

   99.5 Form of Agreement to be entered into with Optionees with respect to Stock Appreciation Rights granted under the United Tennessee Bankshares, Inc. 1999 Stock Option Plan

   99.6           Notice of MRP Award

   99.7 Memorandum concerning taxation of MRP Awards, and associated election form